Exhibit (12)(a)

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

[•], 2024

Sanford C. Bernstein Fund, Inc.

Bernstein Fund, Inc.

1345 Avenue of the Americas

New York, NY 10105

Re:	Reorganizations of Tax-Aware Overlay C Portfolio and Tax-Aware Overlay N Portfolio into Tax-Aware Overlay B Portfolio

Ladies and Gentlemen:

Sanford C. Bernstein Fund, Inc., a Maryland corporation (the “SCB Fund”), on behalf of its series Tax-Aware Overlay C Portfolio, Tax-Aware Overlay N Portfolio (together, the “Target Portfolios,” and each, a “Target Portfolio”) and Tax-Aware Overlay B Portfolio (the “Acquiring Portfolio”), has requested our opinion as to certain federal income tax consequences of the Acquiring Portfolio’s acquisition of each Target Portfolio pursuant to that certain Agreement and Plan of Reorganization, dated [•], 2024 (the “Plan”). The Plan contemplates (i) the transfer of all the assets of the applicable Target Portfolio (“Assets”) to the Acquiring Portfolio in exchange for shares of the Acquiring Portfolio (the “Acquiring Portfolio Shares”) and the Acquiring Portfolio’s assumption of the liabilities of the Target Portfolio (the “Assumed Liabilities”), followed by (ii) the Target Portfolio’s distribution of those Acquiring Portfolio Shares pro rata to its shareholders in liquidation thereof (all the foregoing transactions with respect to the Acquiring Portfolio and each Target Portfolio being referred to herein collectively as a “Reorganization”). This opinion is being delivered pursuant to Section 5(b) of the Plan.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

BRUSSELS    CHICAGO    FRANKFURT     HOUSTON    LONDON    LOS ANGELES    MILAN

NEW YORK    PALO ALTO    PARIS    ROME    SAN FRANCISCO    WASHINGTON

Sanford C. Bernstein Fund, Inc.

[●], 2024

We have made inquiry as to the underlying facts that we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquiring Portfolio and each Target Portfolio set forth in the Prospectus/Information Statement filed as part of the SCB Fund’s registration statement on Form N-14 (the “Registration Statement”) and representations made in letters from the SCB Fund on behalf of the Acquiring Portfolio and the Target Portfolios addressed to us for our use in rendering this opinion (the “Tax Representation Letters”). We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for U.S. federal income tax purposes, with respect to each Reorganization:

1. The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code and that each of the Acquiring Portfolio and the Target Portfolio will be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

2. A stockholder of the Target Portfolio will recognize no gain or loss on the exchange of their Target Portfolio shares for Acquiring Portfolio Shares as part of the Reorganization.

3. Neither the Target Portfolio nor the Acquiring Portfolio will recognize gain or loss upon the transfer of all of the Assets to the Acquiring Portfolio solely in exchange for Acquiring Portfolio Shares and the assumption by the Acquiring Portfolio of the Assumed Liabilities pursuant to the Plan, or upon the distribution of the Acquiring Portfolio Shares to stockholders of the Target Portfolio in exchange for their respective shares of the Target Portfolio in liquidation of the Target Portfolio.

4. The holding period and tax basis of the Assets acquired by the Acquiring Portfolio will be the same as the holding period and tax basis that the Target Portfolio had in such Assets immediately prior to the transfer thereof.

5. The aggregate tax basis of the Acquiring Portfolio Shares received in connection with the Reorganization by each stockholder of the Target Portfolio (including any fractional shares to which the stock holder may be entitled) will be the same as the aggregate tax basis of the Target Portfolio shares surrendered in exchange therefor, and increased by any gain recognized on the exchange.

6. The holding period of Acquiring Portfolio Shares received in connection with the Reorganization by each stockholder of the Target Portfolio (including any fractional share to which the Stockholder may be entitled) will include the holding period of the shares of the Target Portfolio shares surrendered in exchange therefor, provided such Target Portfolio shares constitute capital assets in the hands of the stockholder at the time of the Reorganization.

Sanford C. Bernstein Fund, Inc.

[●], 2024

7. The Acquiring Portfolio will succeed to the capital loss carryovers of the Target Portfolio, but the use of the Acquiring Portfolio’s existing capital loss carryovers (as well as the carryovers of the Target Portfolio) may be subject to limitation under Section 383 of the Code after the Reorganization.

Notwithstanding the foregoing, this opinion does not address the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Plan, the Tax Representation Letters and in the various other documents related thereto. Our opinion may not be relied upon if any of such certifications, representations or warranties are not accurate to any material extent or if any of such covenants or obligations are not satisfied in all material respects. We hereby consent to the filing of this opinion with the Registration Statement and to the reference to us in the Prospectus/Information Statement included as part of the Registration Statement.

Sincerely yours,